Exhibit 99(e)(22)

GENLYTE 2003 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of                  (the “Grant Date”), between THE GENLYTE GROUP INCORPORATED, a Delaware corporation (the "Corporation") and,                            (the "Optionee").

Pursuant to the Corporation’s 2003 Stock Option Plan, as amended (the “Plan”), the Committee, appointed by the Board of Directors of the Corporation as defined in Section 2.6 of the Plan (the “Committee”) to administer the Plan, has granted to the Optionee, effective on the Grant Date, an option (the “Option”) under the Plan to purchase from the Corporation an aggregate of            shares of the Corporation's common stock, par value $.01 per share ("Common Stock"). The Option evidenced hereby is not intended to be an "incentive stock option", as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Optionee. By signing and returning this Agreement, the Optionee acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

To evidence the Option so granted, and to set forth its terms and conditions as provided in the Plan, the Corporation and the Optionee hereby agree as follows:

1.  Confirmation of Grant Subject to Plan; Option Price. The Corporation hereby evidences and confirms its grant to the Optionee, on the Grant Date set forth above, of the Option to purchase from the Corporation            shares of Common Stock, at an option price of $           per share. The Option shall be subject to the provisions of the Plan and the terms and conditions set forth herein.

2.  Exercise.

(a) Except as set forth in subsections (b) and (c) below, the Option shall become exercisable in installments on the dates provided below; provided that the Optionee has not incurred a Termination of Employment prior to that date (the “Vesting Date”). To the extent that the Option has become vested and exercisable with respect to a percentage of shares of Common Stock granted as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.3(d) of the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be promulgated by the Committee and payment in full of the option price multiplied by the number of shares of Common Stock so exercised. Upon such expiration, The Option shall be canceled and no longer exercisable. The Option shall become exercisable, subject to the provisions hereof, as to the following percentage of the aggregate number of shares of Common Stock subject thereto commencing on the following dates:

Percentage of	Vesting
Number of Shares	Date

50%	Two years after the Grant Date
50%	Three years after the Grant Date

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the time at which the Option may be exercised at any time at or after grant in whole or in part. The right to purchase shares of Common Stock shall be cumulative so that if the full number of shares purchasable in any period shall not be purchased, the balance may be purchased at any time or from time to time thereafter but prior to the expiration of the Option.

(b)  Upon the occurrence of a Change in Control, the Option shall immediately become exercisable with respect to all shares of Common Stock subject thereto. A “Change in Control” shall have the meaning ascribed to such term in the Plan.

(c)  Upon the Optionee’s Termination of Employment due to death, the unvested portion of  the Option shall immediately become vested and exercisable with respect to all shares of Common Stock subject thereto.

(d)  Except as provided in Sections 2(b) and (c), notwithstanding any other provision to the contrary, to the extent this Option is not vested upon the Optionee’s Termination of Employment, the Option shall, upon such Termination of Employment, be non-exercisable and shall be canceled.

3.  Option Term. The Option shall expire seven (7) years from the date hereof, unless terminated prior to the expiration of such seven year term as provided below or otherwise pursuant to the Plan.

4.  Who May Exercise. During the lifetime of the Optionee, the Option may be exercised only by the Optionee. If the Optionee shall die, the Option may be exercised by the Optionee’s legal representative.

5.  Exercise After Termination of Employment. If an Optionee shall cease to be employed by the Corporation or any Affiliate thereof, other than by reason of death, no further installments of the Option will become exercisable, and the Option shall expire as follows:

(a)  In the event of the Optionee’s Termination of Employment by reason of death, the Option shall expire on the earlier of (i) one (1) year from the date of such death or (ii) the stated term of the Option pursuant to Section 3 hereof.

(b)  In the event of the Optionee’s Termination of Employment by reason of Disability, Retirement or involuntary termination without Cause, the Option shall expire on the earlier of (i) 90 days from the date of such Disability, Retirement or involuntary termination without Cause or (ii) the stated term of the Option pursuant to Section 3 hereof.

(c)  In the event of the Optionee’s voluntary Termination of Employment prior to or more than 90 days after an event that would be grounds for a Termination of Employment for Cause, the Option shall expire on the earlier of (i) 30 days from the date of such voluntary termination or (ii) the stated term of the Option pursuant t Section 3 hereof.

(d)  In the event of the Optionee’s Termination for Cause or in the event of an Optionee’s voluntary Termination of Employment within 90 days after an event that would be grounds for a Termination of Employment for Cause or any other reason (other than as described in Sections 5(a), (b) or (c), the entire Option (whether vested or not vested) shall be forfeited and canceled in its entirety upon such Termination of Employment.

A transfer of the Optionee’s employment from the Corporation to any Affiliate or vice versa, or from one Affiliate to another, without an intervening period, shall not be deemed a Termination of Employment. If the Optionee is granted a leave of absence or absence on military or governmental service, the Committee shall conclusively determine whether the Optionee remains employed during such leave of absence for the purpose of this section 5. Nothing in the Plan or in this Agreement  shall confer upon the Optionee any right to continue in Corporation or any of its Affiliates to terminate or modify the Optionee’s employment or compensation at any time during such period.

6.  Restrictions on Exercise. The Option may be exercised only with respect to full shares. No fractional shares of Common Stock shall be issued. The Option may not be exercised in whole or in part, and no payment by the Corporation shall be made nor shall any certificates representing shares of Common Stock subject to the Option be delivered, (a) if any requisite approval or consent of and governmental authority of and kind having jurisdiction over the exercise of options shall not have been secured: (b) unless the shares shall be effectively listed on the  NASDAQ National Market System and registered under the Securities Exchange Act of 1934, as amended, which listing and registration may be upon official notice if issuance thereof, or (c) unless applicable federal, state, and local tax withholding requirements are satisfied.

The Corporation may (but may need not) require as a condition to the exercise of the Option in whole or in part at any time that the Optionee (or any person exercising the Option after his or her death in accordance with the provisions of Section 4) represent to the Corporation in writing that he or she is purchasing the shares to be acquired upon such exercise for his or her own account for investment only and not with a view to distribution or with any present intention of reselling any thereof.

7.  Manner of Exercise. To the extent the Option is exerciseable as provided in this Agreement, and subject to such administrative regulations as the committee may from time to time adopt, the Option may be exercised from time to time, in whole or in part, by notice to the Secretary of the Corporation (or his or her delegate) in writing, specifying the number of shares of Common Stock with respect to which the Option is being exercised and accompanied by full payment of the option price for such shares in (a) cash or cash equivalents (including check, bank draft or money order payable to the order of the Corporation); (b) a cashless exercise (through the delivery of  irrevocable instructions to a broker to deliver promptly to the Corporation an amount equal to the purchase price); ; (c) Common Stock owned by the Optionee for a period of at least 6 months and for which the Optionee has good title free and clear of any liens and encumbrances (the value of such Common Stock shall be its fair market value on the date of exercise); or (d) any combination of the foregoing. In the event that the Option shall be exercised by a person other that the Optionee in accordance with the provisions of Section 4, such person shall furnish the Corporation with evidence satisfactory to it of such person’s right to exercise the Option. The Corporation may require the Optionee or such other person exercising the Option to furnish or execute such documents as the Corporation shall deem necessary to evidence such exercise or to comply with any requirement of this agreement or any law. Not withstanding the foregoing, the Corporation, in the discretion of the Committee shall have the right, in lieu of accepting payment of the option price and delivering any or all shares of Common Stock as to which the Option has been exercised, to elect to pay the Optionee an amount in cash or shares of Common Stock equal to the amount by which the fair market value of such shares of Common Stock on the date of exercise exceeds the option price that would otherwise be payable by the Optionee to acquire such shares of Common Stock.

8. Non-Assignability. The Option shall not be assigned, negotiated, pledged or hypothecate the Option not authorized by the provisions of this Agreement or in the event of any levy upon the option by reason of any execution, attachments or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

9. Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares covered by the Option until the issuance of a certificate or certificates to him or her for such shares upon due exercise of the Option. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10. Provisions of Plan Control. This agreement is subject to all terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this agreement shall be deemed to be modified accordingly.

11. Notice. Notice to the Secretary of the Corporation shall be deemed given if in writing and mailed to the secretary of the Corporation by first-class mail at the then principal office of the Corporation.

12. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

IN WHITNESS WHEREOF, the Corporation and the Optionee have duly executed this Agreement as of the date first above written.

THE GENLYTE GROUP INCORPORATED

By:	/s/ R.L. Zaccagnini
R.L. Zaccagnini
Vice President Administration

Optionee